Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES START OF 14-DAY TRIPLE COMBINATION STUDY
OF ITMN-191 IN PATIENTS WITH CHRONIC HEPATITIS C
— Fifth cohort of MAD study supports continued development in treatment-experienced patients —
BRISBANE, Calif., May 29, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced that it has begun dosing in its Phase 1b clinical trial evaluating ITMN-191, designated R7227 at Roche (SWX: ROG), in combination with Pegasys® (pegylated interferon alpha-2a) and Copegus® (ribavirin) in treatment-naïve patients infected with chronic hepatitis C virus (HCV) genotype 1 infection.
InterMune also reported that results from the only cohort of treatment-experienced patients in its Phase 1b multiple-ascending-dose (MAD) clinical trial of ITMN-191 given as monotherapy support continued development of the compound in treatment-experienced patients. InterMune expects to submit results from all dose cohorts in the MAD study for possible presentation at the Annual Meeting of the American Association for the Study of Liver Diseases (AASLD).
Dan Welch, Chairman and Chief Executive Officer of InterMune, said, “After having recently announced excellent safety and very competitive reductions in serum HCV RNA levels following monotherapy of ITMN-191 in treatment-naïve chronic hepatitis C patients, we are pleased to announce the start of our very important 14-day triple combination study of ITMN-191 plus Pegasys and ribavirin, also in treatment-naïve patients.” He continued, “We are also pleased to report that ITMN-191 given as monotherapy to treatment-experienced patients demonstrated a safety profile and viral kinetic performance that support the continued development of ITMN-191 in this patient population. Based on the monotherapy results to date, we and our partner Roche are planning the development of ITMN-191 in combination with various antiviral compounds, including other small molecule direct antivirals, in both treatment-naïve and treatment-experienced patients.”

Phase 1b Triple Combination Trial Design
The Phase 1b placebo-controlled, triple combination study is anticipated to enroll up to approximately 50 treatment-naïve patients chronically infected with HCV genotype 1. The study will assess the effects of multiple doses and regimens of ITMN-191 given in combination with pegylated interferon alpha-2a (Pegasys®) and ribavirin on safety, efficacy, pharmacokinetics and viral kinetics compared to the effects in patients treated only with pegylated interferon alpha-2a and ribavirin.
All patients will receive standard treatment with pegylated interferon alfa-2a and ribavirin. In addition to this standard treatment, patients will be randomized to receive either ITMN-191 or placebo, administered with a meal for a period of 14 days, and a single dose on Study Day 15.
Up to five cohorts of patients will be enrolled, exploring total daily doses starting at 300mg. Both twice daily and three-times-daily regimens will be studied to collect data on the safety, pharmacokinetic and viral kinetic effects of ITMN-191 when given with Pegasys and ribavirin.
InterMune expects to announce top-line results from the triple combination study during the fourth quarter of this year.
Publication Plans for ITMN-191
InterMune intends to submit several abstracts regarding ITMN-191 for possible presentation at the 59th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD), scheduled for October 31 — November 4, 2008 in San Francisco. Among the abstracts submitted will be the clinical experience with ITMN-191 to date including, but not limited to, the results of the single-ascending-dose (SAD) study, the multiple-ascending-dose (MAD) monotherapy study of ITMN-191 as well as in-vitro results of ITMN-191 in combination with various direct antiviral compounds.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at Roche) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 14, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Pegasys® and Copegus® are registered trademarks of Roche.
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